EXHIBIT 5.1
OPINION OF COUNSEL
April 2, 2007
Photon Dynamics, Inc.
5970 Optical Court
San Jose, CA 95138
Ladies and Gentlemen:
     I am General Counsel of Photon Dynamics, Inc., a California corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about April 2, 2007, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of the Common Stock of the Company (the “Shares”), of which 800,000 shares and 200,000 shares are issuable pursuant to the Company’s 2005 Equity Incentive Plan, as amended, and the Company’s 2006 Non-Employee Directors’ Stock Incentive Plan, respectively (each, a “Plan”).
     I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.
Sincerely,
/s/ Carl C. Straub Jr.
Carl C. Straub Jr.
General Counsel and Secretary